    PROMISSORY NOTE

Date:    March 16, 2023

Principal Amount of Note:    $5,000,000.00

Place of Payment:    P.O. Box 542225, Dallas, Texas 75354

     RCI Holdings, Inc, a Texas Corporation, (“Payor”), for value received promises to pay to the order of Duncan Burch (“Holder”), in lawful money of the United States of America, the principal sum of Five Million Dollars ($5,000,000.00), together with interest thereon from the date hereof at the fixed interest rate of seven percent (7%) per annum and shall be due and payable as follows:

    1.    Terms of Payment:

    In One Hundred Twenty (120) equal monthly installments of principal and interest in the amount of Fifty Eight Thousand Fifty Four Dollars and Twenty Four Cents ($58,054.24) with the first such installment of Fifty Eight Thousand Fifty Four Dollars and Twenty Four Cents ($58,054.24) being due and payable on the 16th day of April, 2023, and a like payment of Fifty Eight Thousand Fifty Four Dollars and Twenty Four Cents ($58,054.24) being due and payable on the 16th day of each month thereafter until the final payment of Fifty Eight Thousand Fifty Four Dollars and Twenty Four Cents ($58,054.24) on the 16th day of March, 2033 (the “Maturity Date”).

    Provided however, once in every calendar year the Holder may call due from Payor (“Principal Call”) a payment of principal in the amount of One Million Dollars ($1,000,000.00) against the then remaining principal balance (“Principal Payment”). Such Principal Payment shall be paid on the date designated by Holder in the Principal Call as set forth below. On the occurrence of any Principal Payment, the amount of the remaining principal balance due under this Note shall be recalculated by taking the principal balance due on the date of Holder’s making of the Principal Payment and deducting said Principal Payment therefrom (“Recalculated Principal”). Thereafter, the monthly payments hereunder shall be calculated based upon the Recalculated Principal, plus interest at seven percent (7%) per annum for the remaining months of this Note.

Any Principal Call that Holder elects to make shall be made by Holder notifying Payor in writing of the exercise of Holder’s right to such Principal Payment thirty (30) days prior to the date the Principal Payment is due from Payor to Holder.

    All installment payments must be paid via secured wire transfer at Payor’s expense to an account designated by Holder. All late payments shall accrue interest at the rate of eighteen percent (18%) per annum (“Annual Interest Rate on Matured Unpaid Amounts”) from date due until paid without any notice or demand required.

    If any installment becomes overdue for more than ten (10) days, a late payment charge of 5% of the late installment will be charged to Payor to defray the expense of handling the delinquent payment without any notice or demand required.

Payor promises to pay to the order of Holder the Principal Amount plus interest at the Annual Interest Rate. This note is payable at the Place for Payment and according to the Terms of Payment. All unpaid amounts are due by the Maturity Date. If any amount is not paid either when due under the Terms of Payment or on acceleration of maturity, Payor promises to pay any unpaid amounts plus interest from the date the payment was due to the date of payment at the Annual Interest Rate on Matured, Unpaid Amounts.

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2. Security for Payment

    This note is secured by a vendor's lien retained by Holder in a deed from Duncan Burch to Payor of even date of this Note, and by a Deed of Trust of even date from Payor to Charles J. Quaid, Trustee, both of which cover the real property described in Exhibits ”A”, “B” , “C”, “D’– and “E” hereto commonly known (in no particular order ) as (a) 10250 Shady Trail, Dallas, Dallas County Texas 75220 (b) 3601 Highway 157, Ft. Worth, Tarrant County, Texas (c) 6640 Southwest Freeway, Houston, Harris County, Texas 77074 (d) 10250 Shady Trail, Dallas, Dallas County, Texas 75220 and (e) 2711 Majesty Dr., Arlington, Tarrant County, Texas 76011.

    3.    Maximum Amount of Indebtedness. All agreements between Payor and Holder, or any subsequent holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid or agreed to be paid to the Holder of this Note for the use, forbearance, or detention of the funds advanced pursuant to this Note or for the performance or payment of any covenant or obligation contained herein or in any other document evidencing, securing, or pertaining to this Note, exceed the maximum amount of interest which Holder may charge Payor under the laws of the State of Texas and the United States of America ("Applicable Law"). If from any circumstance whatsoever, fulfillment of any provision hereof or of any such other document, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by Applicable Law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance the holder hereof shall ever receive anything of value deemed excess interest by Applicable Law, an amount equal to any such excess interest shall be applied to the reduction of the principal amount owing under this Note, and not to the payment of interest, or if such excess interest exceeds the unpaid principal balance of this Note, such excess interest shall be refunded to Payor. All sums paid or agreed to be paid to any holder of this note for the use, forbearance, or detention of any funds advanced pursuant to this Note shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate of interest on the account of the indebtedness evidenced by this Note is uniform throughout the term hereof.

    4.    Prepayment. This Note may be prepaid in whole or in part at any time without premium or penalty.

    5.    Cumulative Rights. No delay on the part of Holder in the exercise of any power or right under this Note, or under any other instruments executed pursuant hereto, shall operate as a wavier thereof, nor shall a single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other right or power hereunder. Enforcement by Holder of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to Holder.

    6.    Events of Default and Remedies. It is agreed that time is of the essence in this Note. At the option of the Holder, the entire unpaid balance of this Note shall at the sole and absolute option of Holder become immediately due and payable upon the occurrence of one or more of the following events of default ("Events of Default"):

(a)Failure of Payor to make any payment of any installments on this Note, as and when the same become due and payable in accordance with the terms hereof and such failure continues for a period of ten (10) days after the due date and written notice thereof;

    (b) Payor shall (i) be adjudged insolvent by any state or federal court of competent jurisdiction, (ii) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law (as hereinafter defined) or (iii) become party to (or be made the subject of) any proceeding provided by any Debtor Relief law,

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other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights of Holder granted hereunder (unless in the event such proceeding is involuntary, the petition instituting the same is dismissed within ninety (90) days of the filing of same). As used herein, the term "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Debtor Relief Laws from time to time in effect affecting the rights of creditors generally; and/or

(c) Payor fails to timely perform any obligation under the Deed of Trust referenced above and such failure continues for a period of thirty (30) days after the due date and written notice thereof.

    In the event any one or more of the Events of Default specified above shall have happened, the Holder of this Note may proceed to protect and enforce its rights either by suit in equity or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power or right granted by this Note, or to enforce any other legal or equitable right of the Holder of this Note. Such rights include the right to declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due, and the right to exercise all other rights and remedies available at law or in equity.

    7.    Waiver. Except as may be otherwise specifically provided for herein, Payor and any and all sureties, guarantors, and endorsers of this Note and all parties now or hereafter liable for the payment of any sum of money payable on this Note, jointly and severally waive grace, demand, demand for payment, presentment for payment, presentation for payment, protest, notice of any kind or character (including, but not limited to, notice of dishonor, notice of protest, notice of intention or intent to accelerate maturity and notice of acceleration of maturity) and diligence in collecting and bringing suit against any party hereto and agree, without affecting their liability in any way:

    (a) To all extensions and partial payments, with or without notice, before and after maturity;

    (b) To any substitution, exchange, or release of any security now or hereafter given for this Note;

    (c) To the release of any party primarily or secondarily liable hereon; and

    (d) That it will not be necessary for Holder, in order to enforce payment of this Note, to first institute or exhaust Holder's remedies against Payor or any other party liable for the payment of any sum of money payable on this Note or against any security for this Note.

Payor and any and all sureties, guarantors, and endorsers of this Note and all parties now or hereafter liable for the payment of any sum of money payable on this Note, jointly and severally waive rights under sections 51.003, 51.004 and 51.005 of the Texas Property Code and rights under section 17.001 and chapter 43 of the Texas Civil Practice and Remedies Code and rule 31 of the Texas Rules of Civil Procedure.

    Payor and all endorsers, sureties, and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions, and covenants, or any releases or

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substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

    8.    Attorney's Fees and Costs. If this Note is placed in the hands of any attorney for collection after default, or if all or any part of the liabilities by this Note is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate, or other court proceedings, Payor and all endorsers, sureties, and guarantors of this Note jointly and severally agree to pay reasonable attorney's fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder. Payor will pay Holder these fees, costs, and expenses on demand at Payor’s expense to an account designated by Holder for the payment of principal and interest herein. These expenses and interest will become part of the debt evidenced by the note and will be secured by any security for payment.

    9.    Modification of Note. This Note may not be modified, altered, or amended, except by an agreement in writing signed by Payor and Holder.

    10.    Assignment. Payor may not sell, assign, or transfer this Note, or any portion thereof, including without limitation, Payor's right, title, interest, remedies, powers, and/or duties hereunder or thereunder, without the prior written consent of Holder. This Note and all rights and powers hereunder may be transferred and assigned by Holder at such time and upon such terms as Holder may deem advisable and the assignee shall succeed to all rights and powers of Holder.

    11.    Entire Agreement; Successor and Assigns. This Note shall be binding upon and inure to the benefit of the successors and assigns of Payor and Holder. Payor's successors and assigns shall include, without limitation, a trustee, receiver, or debtor-in-possession of or for Payor. If any provision of this Note conflicts with any provision of the above referenced deed of trust of the same transaction between the parties hereto, the provisions of the Note will govern to the extent of the conflict. This Note supersedes all prior agreements or understandings between the parties with respect to the subject matter of this Note.

    12.    Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Note.

    13.    Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO THE TRANSACTION EVIDENCED HEREBY, AS SUCH LAWS MAY BE IN EFFECT FROM TIME TO TIME. THIS NOTE IS ENFORCEABLE IN DALLAS COUNTY. TEXAS.

    14.    Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

    15.    Construction. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular. Both Holder and Payor’s attorney were participants to the drafting of this document and same shall not be construed strictly against either party,

    NOTICE OF FINAL AGREEMENT

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    THIS AGREEMENT AND THE OTHER “LOAN AGREEMENTS” (AS SUCH TERM IS DEFINED IN SECTION 26.02(a)(2) OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    EXECUTED as of the date set forth above.

                        __/s/ Eric Langan________________________
                        RCI Holdings, Inc, a Texas Corporation, Payor
                        By: Eric Langan, President

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